Exhibit 99.1
NEWS RELEASE
Basic Earth Reports Appointment to Board of Directors
Denver, Colorado, December 7, 2006 — Basic Earth Science Systems, Inc. (Basic) (OTC:BB BSIC) reported that yesterday, December 6, the Company’s board of directors appointed Richard K. Rodgers to its board to fill the board seat vacated by a departing director. Mr. Rodgers’ appointment, in addition to possible future board expansion, is the first of several initiatives the board is addressing concerning corporate governance matters.
“We are excited about the appointment of Mr. Rodgers,” commented Ray Singleton, President of Basic. “Mr. Rodgers not only brings ‘new blood’ to the Company, but a wealth of new energy, excitement and vision. In this regard, Mr. Rodgers plans to stand for election at the annual shareholder meeting which we anticipate will be held in early January 2007.”
In a Form 8-K filed in conjunction with this press release, the Company has provided expanded information concerning Mr. Rodgers’ background and qualifications. Interested parties are encouraged to review this Form 8-K for more information.
Founded in 1969, Basic is an oil and gas exploration and production company with primary operations in select areas of the Williston basin, the Denver-Julesburg basin in Colorado, the southern portions of Texas, and along the on-shore portions of the Gulf Coast. Basic is traded on the “over-the-counter – bulletin board” under the symbol BSIC. Additional information about Basic Earth Science Systems, Inc. can be accessed via the Company’s web site at www.basicearth.net.
Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “should,” “may,” “will,” “anticipate,” “expect,” “estimate,” “intend” or “continue,” or comparable words or phrases. In addition, all statements other than statements of historical facts that address activities that Basic intends, expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of Basic, particularly the Company’s Quarterly Report on Form 10-QSB for the quarters ending June 30 and September 30, 2006, in addition to the Company’s Annual Report on Form 10-KSB for the fiscal year ended March 31, 2006, for meaningful cautionary language disclosing why actual results may vary materially from those anticipated by management.